EXHIBIT 99.1

TFS ACQUIRES CUSTOMERS,
HIRES EMPLOYEES OF INTEGREX CORPORATION

Latest EMS Transaction Expands Presence in the Northwest

TEMPE, ARIZ. — February 26, 2004 — Three-Five Systems, Inc. (NYSE: TFS), today announced that it has hired key employees and acquired the customer base of Integrex, Inc., a privately-held, electronics manufacturing services (EMS) company located in Bothell, Washington. TFS will immediately begin working with customers to transfer existing programs from Integrex’s Bothell location to TFS’s Redmond facility. This process is expected to take approximately six weeks. The agreement is the second EMS transaction by TFS in the Northwest in the past fifteen months. TFS acquired ETMA, a Redmond, Washington-based EMS company in December of 2002 and maintains operations in that Redmond location.

“We are excited that our customers and so many of our employees will now move to TFS, a global EMS company with world-class capabilities,” said Alan Fuhrman, President and COO for Integrex, Inc. “We have built our customer portfolio based on a team of knowledgeable professionals and flexible, responsive manufacturing capability. By joining TFS, a company that shares our strong sense of customer commitment, our employees will become part of an organization that embraces these same qualities. Equally important, our customers will benefit from a continued, localized presence that can now deliver the added value of a truly global manufacturing organization.”

Integrex was founded in 1999 as a full-service EMS company providing turnkey manufacturing services, including design, new product introduction (NPI), printed circuit board (PCBA) assembly, system integration, test, and after-market support. Primary investors included Benaroya Capital, Fluke Venture Partners and Sunrise Capital. Representatives for the investor group indicated that several companies competed to obtain the Integrex business and TFS was selected because of its existing presence within the Northwest regional customer community, combined with strong offshore manufacturing capability and a solid balance sheet. TFS’s strong presence in the region was a driving factor in selecting a company that would continue to provide local support for Integrex’s customers and employees.

Jack Saltich, CEO for TFS said, “Our success as a global EMS company is based upon our ability to service customers at every level. We provide new product introduction near the customer’s own location plus the cost advantages and supply chain strength of our high-volume manufacturing environment. Integrex has built a customer base and a spirit of service that reflect TFS’s own deep commitment to our customers. For that reason we believe that the Integrex employees and customers fit within TFS very well. Integrex has penetrated certain market segments, including military applications that represent target growth areas for TFS. We believe we can expand upon this business by leveraging our outstanding manufacturing quality in Redmond with our high volume efficiencies at our Asian manufacturing locations and thereby continue our initiative to become a dominant EMS provider in the Northwest.”

TFS is buying the raw material inventory of Integrex as needed to begin manufacturing products for its new customers and is providing Integrex with an up-front, one-time payment to offset customer transfer costs. TFS is also providing an advance to Integrex against contingent payments that will be due upon the receipt of sales revenue. TFS is not acquiring Integrex’s manufacturing facility in Bothell, and it is not expected that the transaction will generate a goodwill asset for TFS.

As a result of the transaction, TFS is increasing its second half forecast of revenue and is raising its 2004 revenue expectations to between $185 and $195 million. The company continues to expect profitability in the fourth quarter of 2004.

About Three-Five Systems

TFS is a recognized leader in providing electronics manufacturing services (EMS) to original equipment manufacturers (OEMs). TFS has a global footprint, with operations in the United States, Europe, and several locations in Asia. TFS offers a broad range of engineering and manufacturing capabilities, with a special emphasis and expertise in display solutions. TFS’s Web site is located at www.tfsc.com.

Certain statements contained in this document may be deemed to be forward-looking statements under federal securities laws, and TFS intends that such forward-looking statements be subject to the safe- harbor created thereby. Such forward-looking statements include, but are not limited to: (1) the expectation that most or all of Integrex’s customers will transition to TFS and that the process will take six weeks, (2) the belief that TFS can expand the Integrex business, (3) the expectation that no goodwill will be generated, (4) the revenue forecasts for 2004, and (4) the expectation of profitability for TFS in the fourth quarter. The company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to: (a) changes in markets or demand for products manufactured by Integrex, (b) the failure of TFS’s products to deliver acceptable performance and /or price to the existing Integrex customers, (c) changes in the markets or demands for existing products manufactured by TFS, and (d) other risks as identified from time to time in TFS’s SEC reports, including Quarterly Reports on Form 10-Q, Current Reports on Form 8- K, and Annual Reports on Form 10-K.

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